Exhibit 23.4

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of Chesapeake Energy Corporation to be filed on or about June 16, 2004, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 17, 2004 and entitled “Estimate of Reserves and Future Revenue to Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in Oklahoma and Texas as of December 31, 2003, Based on Constant Prices and Costs in accordance with Securities and Exchange Commission Guidelines.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

June 16, 2004